Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-196682 on Form N-2 of our report dated April 22, 2014, relating to the to the consolidated financial statements and consolidated financial highlights for each of the three years ended February 28, 2014 of BlackRock Debt Strategies Fund, Inc. and Subsidiary (the “Fund”), appearing in the Annual Report on Form N-CSR for the year ended February 28, 2014, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts October 8, 2014